Exhibit 99.1

Watsco Reports First Quarter Results

Adjusted EPS 13 Cents per Share;

Sales Trends Improve, Margins Expand;

Continued Growth in Sales of High-Efficiency A/C Systems

COCONUT GROVE, Florida, April 22, 2010 — Watsco, Inc. (NYSE:WSO) today reported its results for the first quarter ended March 31, 2010. The results include Carrier Enterprise, a joint venture formed on July 1, 2009 with Carrier Corporation, which added 95 locations to the Watsco network. Watsco owns 60% of Carrier Enterprise and Carrier owns 40%.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 507 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. Watsco’s pro forma revenues for 2009 were approximately $2.6 billion.

Revenues increased 75% to a record $510 million and include $226 million of sales added by Carrier Enterprise. Same-store sales declined 3%, reflecting 5% growth in sales of air conditioning and heating (HVAC) equipment (46% of sales), an 11% decrease in other HVAC products (41% of sales) and a 1% decrease in the sale of refrigeration products (13% of sales). Sales of HVAC equipment benefited from an improved sales mix of higher-efficiency air conditioning and heating systems, which grew 63% during the period.

Gross profit increased 65% to a record $123 million and gross profit margin was 24.1% versus 25.5% reflecting the impact of lower selling margins for Carrier Enterprise. Same-store gross profit was $73 million, a decrease of 1%, and same-store gross profit margin improved 50 basis-points to 26.1%. Selling, general and administrative (SG&A) expenses increased 50% to $114 million and as a percentage of sales were 22.3% versus 26.0% a year ago. On-going profit enhancement initiatives reduced same-store SG&A expenses by $6 million, or 8%, to $69 million.

Operating income was $8.9 million versus a loss of $1.6 million in 2009 with an operating margin of 1.7%. Same-store operating income was $4.5 million with a 200 basis-point increase in operating margin to 1.6% from same period a year ago. Diluted earnings per share were 13 cents on an adjusted basis (10 cents per share on a GAAP basis versus a loss of 7 cents per diluted share last year) on net income of $3.8 million versus a loss of $1.2 million in 2009.

Revenues of the new Carrier Enterprise locations during the quarter were flat on a pro forma basis in comparison to last year (under Carrier’s ownership), reflecting sales growth in residential equipment and non-equipment products and a sales decline in commercial products. Operating income improved substantially to $4.2 million in 2010 versus a pro forma loss of $4.0 million in 2009, including improved gross margin and lower SG&A expenses. The results of Carrier Enterprise added approximately 3 cents to diluted earnings per share during the quarter. A summary of unaudited pro forma financial information combining Watsco’s results of operations with the results of Carrier Enterprise as if the joint venture had been formed on January 1, 2009 is attached.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Watsco delivered strong earnings growth and higher margins during the first quarter in the face of disruptive weather conditions in certain of our markets from an improved sales trend, higher selling margins and lower operating costs. We are encouraged by the sales growth trend in April and would expect to deliver terrific earnings growth for the remainder of 2010, should this trend continue. Carrier Enterprise remains focused on building revenues through market share development and by adding new products and we are pleased with their progress toward higher profitability and expanded margins.”

Mr. Nahmad added: “Sales of higher-efficiency HVAC systems grew 63% during the quarter, enhancing sales mix and demonstrating the relevance and attractiveness of these products. We expect this momentum to continue as the market for replacement air conditioning returns to historical levels and pent-up demand begins to unwind.”

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

Cash Flow and Dividends

During the first quarter, Watsco used $6 million of operating cash flow primarily to fund inventory purchases for the upcoming selling season. Cash and cash equivalents were $74 million and borrowings were $47 million at March 31, 2010 and the Company’s debt-to-total-capitalization stands at 6%. Dividends of $15 million were paid during the quarter. In February 2010, the quarterly dividend rate was raised 8% to 52 cents per share beginning with the April 2010 quarterly dividend payment. Watsco has paid dividends every quarter for over 30 years, and has paid increasing annual dividends since 2001.

Calculation of Earnings per Share

The Company adopted FASB Accounting Standards Codification Topic 260 (formerly FSP EITF 03-06-1) in 2009, an accounting pronouncement that changes the computation of earnings per share as it relates to non-vested share-based payment awards (a 3 cent impact for the first quarter). A reconciliation of GAAP financial results to the non-GAAP results is attached.

Conference Call

Watsco is hosting a conference call to discuss its first quarter earnings results today at 10:00 a.m. (EDT). The conference call will be webcast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 507 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. The Company’s goal is to build a network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of pro forma financial information, adjusted diluted earnings per share and same-store sales. The pro forma financial information represents the combination of our results with the results of Carrier Enterprise as if the joint venture had been consummated on January 1, 2009. Information referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this pro forma financial information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as diluted earnings per share. These pro forma measures are unlikely to be comparable to pro forma financial information provided by other companies.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Revenues	$509,755	$291,343
Cost of sales	387,151	217,109

Gross profit	122,604	74,234
Gross profit margin	24.1%	25.5%

SG&A expenses	113,739	75,796

Operating income (loss)	8,865	(1,562)
Operating margin	1.7%	(0.5%)

Interest expense, net	897	328

Income (loss) before income taxes	7,968	(1,890)
Income tax (expense) benefit	(2,493)	718

Net income (loss)	5,475	(1,172)

Less: net income attributable to the noncontrolling interest	1,642	—

Net income (loss) attributable to Watsco, Inc.	$3,833	($1,172)

Basic earnings per share:
Net income (loss) attributable to Watsco, Inc. shareholders	$3,833	($1,172)
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	940	804

Earnings (loss) allocated to Watsco, Inc. shareholders	$2,893	($1,976)

Diluted earnings per share:
Net income (loss) attributable to Watsco, Inc. shareholders	$3,833	($1,172)
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	940	804

Earnings (loss) allocated to Watsco, Inc. shareholders	$2,893	($1,976)

Earnings (loss) per share for Common and Class B common stock:
Basic	$0.10	($0.07)

Diluted	$0.10	($0.07)

Weighted-average Common and Class B common shares outstanding for:
Basic	30,366	26,673
Diluted	30,366	26,673

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$74,096	$58,093
Accounts receivable, net	257,523	266,284
Inventories	458,234	410,078
Other	18,989	20,843

Total current assets	808,842	755,298

Property and equipment, net	31,133	33,118
Other	370,945	372,197

Total assets	$1,210,920	$1,160,613

Accounts payable and accrued expenses	$247,392	$223,775
Current portion of long-term obligations	111	151

Total current liabilities	247,503	223,926

Borrowings under revolving credit agreements	47,000	12,763
Deferred income taxes and other liabilities	28,775	29,116

Total liabilities	323,278	265,805

Watsco Inc. shareholders’ equity	731,019	738,026
Noncontrolling interest	156,623	156,782

Shareholders’ equity	887,642	894,808

Total liabilities and shareholders’ equity	$1,210,920	$1,160,613

WATSCO, INC.

Supplemental Data

Pro Forma Financial Information

(Unaudited)

This unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information from the beginning of the periods presented until the acquisition date includes adjustments to record income taxes related to our portion of Carrier Enterprise’s income, bank fees paid to amend our existing $300 million revolving credit agreement entered into upon the consummation of the joint venture, bank fees paid by Carrier Enterprise to enter into a separate secured three-year $75 million revolving credit agreement and amortization related to identified intangible assets with finite lives and does not include adjustments to remove certain corporate expenses of Carrier Enterprise, which may not be incurred in future periods, adjustments for depreciation, or synergies (primarily related to improved gross profit and lower general and administrative expenses) that may be realized subsequent to the acquisition date. The unaudited pro forma financial information may not necessarily reflect our future results of operations or what the results of operations would have been had we owned and operated Carrier Enterprise as of the beginning of the periods presented.

	Quarter Ended March 31,
	2010	2009
Revenues	$509,755	$516,629
Gross profit	122,604	118,089
Gross profit margin	24.1%	22.9%
Operating income (loss)	8,865	(5,575)
Operating margin	1.7%	(1.1%)
Income (loss) before income taxes	7,968	(6,357)
Net income (loss)	5,475	(4,598)

Less: net (income) loss attributable to the noncontrolling interest	(1,642)	1,516

Net income (loss) attributable to Watsco, Inc.	$3,833	($3,082)

Diluted earnings per share:
Net income (loss) attributable to Watsco, Inc. shareholders	$3,833	($3,082)
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	940	809

Earnings (loss) allocated to Watsco, Inc. shareholders	$2,893	($3,891)

Diluted earnings (loss) per share for Common and Class B common stock	$0.10	($0.13)

Additional unaudited pro forma selected quarterly financial data solely for the 95 locations contributed by Carrier to the joint venture:

	Quarter Ended March 31,
	2010	2009
Revenues	$225,819	$225,286
Operating income (loss)	$4,214	($4,013)

WATSCO, INC.

Supplemental Data

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Diluted earnings (loss) per common share (GAAP)	$0.10	($0.07)
Effect of FASB ASC 260 (FSP EITF 03-06-1)	0.03	0.03

Diluted earnings (loss) per common share adjusted (Non-GAAP)	$0.13	($0.04)